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                                                                      EXHIBIT 12

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
               --------------------------------------------------
       COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS

                                                                   YEAR ENDED DECEMBER 31
                                                       -----------------------------------------------
                                                        1995      1994      1993      1992     1991(1)
                                                       ------    ------    ------    ------    -------
                                                                  (IN MILLIONS OF DOLLARS)
Net earnings (loss) from continuing operations
  before cumulative effect of changes in accounting
  principles........................................   $2,121    $3,713    $2,415    $  505    $ (538 )
  Add back:
     Taxes on income................................    1,328     2,117     1,423       429      (272 )
     Fixed charges..................................    1,359     1,267     1,433     1,732     2,179
     Amortization of previously capitalized
       interest.....................................      103        87        94        87        86
  Deduct:
     Capitalized interest...........................      204       177       176       176       162
     Undistributed earnings from less than
       fifty-percent owned affiliates...............       18        15         2         7        11
                                                       ------    ------    ------    ------    ------
Earnings available for fixed charges................   $4,689    $6,992    $5,187    $2,570    $1,282
                                                       ------    ------    ------    ------    ------
Fixed charges:
  Interest expense..................................   $  995    $  937    $1,104    $1,405    $1,869
  Capitalized interest..............................      204       177       176       176       162
  Credit line commitment fees.......................       10        10        10        10        15
  Interest portion of rent expense..................      150       143       143       139       126
  Gross-up of preferred stock dividends of
     majority-owned subsidiaries (CFC) to a pretax
     basis..........................................       --        --        --         2         7
                                                       ------    ------    ------    ------    ------
Total fixed charges.................................   $1,359    $1,267    $1,433    $1,732    $2,179
                                                       ------    ------    ------    ------    ------
Ratio of earnings to fixed charges..................     3.45      5.52      3.62      1.48      0.59
                                                       ======    ======    ======    ======    ======
     Preferred stock dividend requirements..........   $   33    $  125    $  127    $  128    $   --
                                                       ======    ======    ======    ======    ======
Ratio of earnings to fixed charges and preferred
  stock dividend requirements.......................     3.37      5.02      3.33      1.38        --
                                                       ======    ======    ======    ======    ======
Equity taken up in earnings of less than
  fifty-percent owned affiliates....................   $   18    $   15    $    2    $   11    $   13
Deduct:
  Dividends paid by affiliates......................       --        --        --         4         2
                                                       ------    ------    ------    ------    ------
Undistributed earnings from less than fifty-percent
  owned affiliates..................................   $   18    $   15    $    2    $    7    $   11
                                                       ======    ======    ======    ======    ======

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(1) In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.

NOTE: The ratio of earnings to fixed charges is computed by dividing Earnings available for fixed charges by Total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing Earnings available for fixed charges by the sum of Total fixed charges and Preferred stock dividend requirements.